Exhibit 23(a)

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-30185, Form S-8 POS (as amended) No. 333-74451, Form S-8 No. 333-105454 and Form S-3 No. 333-112682) of Playboy Enterprises, Inc. and in the related prospectuses of our report dated February 18, 2005, except for Note (W), as to which the date is February 22, 2005, with respect to the consolidated financial statements and financial statement schedule of Playboy Enterprises, Inc., and our report dated February 18, 2005 with respect to Playboy
Enterprises, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Playboy Enterprises, Inc., included in this Annual Report (Form 10-K/A) for the year ended December 31, 2004.


                                                    /s/ Ernst & Young LLP

Chicago, Illinois

June 9, 2005